Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310.954.1105

John.Mills@icrinc.com

eDiets.com® Announces Q4 and Year End 2007 Results

•     Reiterates 2008 Revenue Guidance of $50 Million

FORT LAUDERDALE, FL, March 4, 2008 – eDiets.com, Inc. (NASDAQ: DIET), leveraging the power of the Internet to bring diet, fitness and healthy lifestyle solutions to everyone, today announced results for the quarter and twelve months ended December 31, 2007.

Revenues from continuing operations for the fourth quarter of 2007 were $6.9 million, compared to $9.5 million in the prior year period. Income (loss) from continuing operations for the quarter was $(4.2) million, or $(0.17) per diluted share, compared to $(0.1) million, or $(0.00) per diluted share, for the fourth quarter of 2006.

Adjusted EBITDA*, defined as net income before interest, taxes, depreciation, amortization, stock-based compensation, discontinued operations, severance charges and impairment of goodwill and intangible assets, for the quarter ended December 31, 2007 was $(0.4) million compared to $1.2 million in the prior year period.

For the twelve months ended December 31, 2007, the Company reported revenues of $29.7 million, compared to $48.8 million for the same period last year. Income (loss) from continuing operations for 2007 was $(9.4) million, or $(0.38) per diluted share, compared to $(3.6) million, or $(0.16) per diluted share, for fiscal 2006.

Adjusted EBITDA* for the twelve months ended December 31, 2007 totaled $(2.2) million, compared to $20,000 in fiscal 2006.

Fourth Quarter and Recent Operating Highlights:

•	Announces agreement with GlaxoSmithKline Consumer Healthcare for customized meal delivery plans for use with the market-leading alli(R) product for weight loss

•	Launches comprehensive TV ad campaign for fresh meal delivery

•	Launches DaVita Diet Helper(TM), an online planning tool for kidney-friendly meals

•	Q4-07 meal delivery revenues increased 167% from prior year period

•	Completes migration to new integrated, end-to-end technology platform

“We are very encouraged by our progress on our strategic initiatives and excited about the opportunities ahead,” said President and Chief Executive Officer Steve Rattner. “In 2007, we focused on strengthening our foundation to support our transition from a direct-response, Internet advertising model to a multi-prong business model that captures cross-selling opportunities in digital diets, meal delivery and other e-commerce, and leverages those core wellness capabilities to service our customers. We have completed the migration to our new flexible technology platform, which is key to driving our consumer and corporate websites and better monetizing our customers with an end-to-end solution for weight loss and wellness. In 2008, we intend to capture a larger share of the marketplace as we expand our B2B relationships and continue to position eDiets for long-term revenue and profitability growth. Just as we created the digital diet depot and subscription-based business model, we are creating a new integrated business model where we power major websites—both co-branded and private label—offering weight loss and wellness commerce programs.”

Outlook

eDiets.com remains comfortable with previously issued 2008 revenue guidance of approximately $50 million and is providing blended gross margin guidance of 49% for the year. This guidance reflects the anticipated benefits and operating leverage from the new integrated technology platform, accelerated growth of the B2B business and the expansion of the meal delivery program, as well as cross-selling opportunities.

Conference Call

The company will host a conference call to discuss the fourth quarter and full year 2007 results at 4:30 p.m. Eastern Time on Tuesday, March 4, 2008. Participants may access the call by dialing 800-510-9691 (domestic) or 617-614-3453 (international), passcode 41112629. In addition, the call will be webcast via the Investor Relations section of the company’s web site at http://www.eDiets.com, where it will also be archived. A telephone replay will be available through Tuesday, March 11, 2008. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 79831761.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets currently features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com’s unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.

*	Use of Non-GAAP Financial Measures

In its earnings releases, conference calls, slide presentations or webcasts, the Company may use or discuss adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G. Management regularly reviews adjusted EBITDA as an analytical indicator of the Company’s financial performance and believes that it is useful to investors in evaluating operating performance. In addition, the Company uses adjusted EBITDA as a measure of performance for its business segments and for incentive compensation purposes. The Company does not intend for adjusted EBITDA to be considered in isolation or as a substitute for any GAAP measure. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net (loss) income	$(4,212)	$(209)	$(9,408)	$(4,100)
Interest, net	460	(39)	520	(199)
Income tax (benefit) provision	(26)	12	171	66
Depreciation	261	262	1,020	969
Amortization of Intangibles	305	301	1,213	760
Impairment of goodwill and intangible assets	2,296	—	2,296	—
Stock-based compensation	537	455	1,705	1,324
Discontinued operations	—	141	—	453
Loss on disposition of fixed assets	—	257	175	272
Severance Charges	14	—	88	475

Adjusted EBITDA	$(365)	$1,180	$(2,220)	$20

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that we will not be able to obtain sufficient and/or acceptable outside financing (when and if required);, changes in general economic and business conditions; changes in product acceptance by consumers; a decline in the effectiveness of sales and marketing efforts; loss of market share and pressure on prices resulting from competition; significant investments in our technology platform, marketing plans, and product development to remain competitive with other online providers of healthy living and weight loss plans, many of which may be found to offer superior and more varied features than our plans and may also be offered for free; volatility in the advertising markets; any delay, disruption, or suspension of our supply of prepared meals from our vendor; changes in consumer preferences and discretionary spending; product liability and other risks from the sale of ingested products; regulatory actions affecting our marketing activities; and the outcome of litigation pending against us. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to our Annual Report on Form 10-K for the year ended December 31, 2006, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. We do not undertake any obligation to publicly update any forward-looking statements.

— Financial Tables Follow —

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Continuing Operations:
Revenue:
Digital plan	$3,858	$7,207	$19,482	$38,025
Other revenue	3,042	2,338	10,247	10,789

Total revenue	6,900	9,545	29,729	48,814

Cost and expenses:
Cost of revenue	2,136	1,942	7,222	9,622
Technology and development	949	977	3,723	3,203
Sales, marketing and support	3,242	4,564	17,029	30,445
General and administrative	1,751	1,851	6,984	8,549
Amortization of intangibles	305	301	1,213	760
Impairment of goodwill and intangible assets	2,296	—	2,296	—

Total cost and expenses	10,679	9,635	38,467	52,579

Loss from continuing operations	(3,779)	(90)	(8,738)	(3,765)
Other (expense) income, net	(459)	34	(499)	184
Income tax benefit (provision)	26	(12)	(171)	(66)

Net loss from continuing operations	(4,212)	(68)	(9,408)	(3,647)

Discontinued Operations:
Loss from operations, net of tax	—	(60)	—	(412)
Loss on disposal, net of tax	—	(81)	—	(41)

Loss from discontinued operations, net of tax	—	(141)	—	(453)

Net loss	$(4,212)	$(209)	$(9,408)	$(4,100)

Basic loss per common share:
Loss from continuing operations	$(0.17)	$(0.00)	$(0.38)	$(0.16)
Loss from discontinued operations	—	(0.01)	—	(0.02)

Net loss	$(0.17)	$(0.01)	$(0.38)	$(0.18)

Diluted loss per common share:
Loss from continuing operations	$(0.17)	$(0.00)	$(0.38)	$(0.16)
Loss from discontinued operations	—	(0.01)	—	(0.02)

Net loss	$(0.17)	$(0.01)	$(0.38)	$(0.18)

Weighted average common and common equivalent shares outstanding
Basic	24,942	24,587	24,811	23,421

Diluted	24,942	24,587	24,811	23,421

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(2,096)	$(61)	$(4,943)	$(3,110)
Investing	(1,150)	(96)	(4,062)	(10,609)
Financing	266	395	10,180	11,010
Discontinued Operations	—	433	—	(41)

	December 31,
	2007	2006
BALANCE SHEET DATA:
Cash and cash equivalents	$7,132	$6,015
Total assets	27,691	27,544
Deferred revenue	3,664	4,401
Long-term debt (excluding capital leases)	6,247	—
Stockholder’s equity	12,862	16,196

###